Exhibit 99.1

For release: July 8, 2010, 6:00 am EDT	Contact:	Mark Rittenbaum
503-684-7000
Greenbrier Reports Fiscal Third Quarter 2010 Results
~ Returns to profitability; posts earnings per share of $0.23 ~
~ Strengthens balance sheet; reduces net debt by nearly $75 million~
          Lake Oswego, Oregon, July 8, 2010 – The Greenbrier Companies [NYSE:GBX] today reported results for its fiscal third quarter ended May 31, 2010.
Third Quarter Highlights
Financial Highlights:
•	Revenues for the third quarter of 2010 were $211.5 million, down from $244.4 million in the prior year’s third quarter.

•	EBITDA for the quarter was $25.9 million, or 12.2% of revenues, compared to $20.3 million, or 8.3% of revenues in the third quarter of 2009.

•	The Company’s net earnings for the quarter were $4.6 million, or $0.23 per diluted share, compared to a net loss of $51.1 million, or $3.04 per diluted share, in the prior year’s third quarter. [1]

•	Net earnings for the quarter include noncash charges of $1.2 million, net of tax, or $0.06 per diluted share, for warrant amortization expense and amortization of convertible debt discount, as well as a net gain on extinguishment of debt of $0.8 million, net of tax, or $0.04 per diluted share. Net loss for the prior year’s third quarter included noncash charges of $51.0 million, net of tax, or $3.03 per diluted share, for the impairment of a portion of the Company’s goodwill, and $0.6 million, net of tax, or $0.03 per diluted share, for amortization of convertible debt discount.
Liquidity Summary:
•	The Company ended the quarter with $117 million of cash and $106 million of committed additional borrowing capacity.

•	In May 2010, Greenbrier issued 4,500,000 shares of common stock at a price of $12.50 per share, generating proceeds (net of expenses) of $52.7 million.

•	The Company received a $14 million tax refund during the quarter related to tax loss carry backs.
Segment Highlights:
•	New railcar deliveries in the third quarter of 2010 were 700 units, compared to 800 units in the third quarter of 2009.

•	Greenbrier’s new railcar manufacturing backlog as of May 31, 2010 was 4,400 units with an estimated value of $370 million.

•	Marine backlog was $75 million as of May 31, 2010.

•	Greenbrier commenced management of a lease fleet of nearly 4,000 railcars valued at approximately $230 million, acquired by the newly-formed WL Ross-Greenbrier Rail Holdings I LLC (WLR-GBX).

[1]	Net earnings (loss) is now referred to in the Consolidated Statements of Operations, in accordance with GAAP, as “Net earnings (loss) attributable to Greenbrier”.

Discussion of Quarterly Results and Outlook
     William A. Furman, president and chief executive officer, said, “Each of our business segments realized improved performance, leading us to a return to profitability and our highest pre-tax earnings since the fourth quarter of 2008. Both revenue and margin grew in the third quarter compared to the first two quarters of 2010. We are currently seeing some improvement in end-market demand for our rail products and services. In manufacturing, new railcar orders in the third quarter exceeded production, and in July, we reopened our Concarril facility for new railcar production as a result of increased demand. Our railcar repair shops are also operating at higher utilization levels than earlier this year, as railcars coming out of storage are in need of repair. Our lease fleet utilization also increased. Due to favorable market conditions, we sold railcars from our lease fleet and realized a gain of $3.1 million, positively affecting gross margins for our Leasing & Services segment. These asset sales occur as a normal course of our business, and over the past five years, gains on sale of equipment have averaged $8.0 million per year. Our third quarter results place us on solid footing to finish our fiscal year with positive momentum, and we continue to believe that the second half of 2010 will be stronger than the first half.”
     Furman also noted, “In addition to higher levels of revenues and earnings this quarter compared to the first two quarters of 2010, we continue to make headway on our key objectives in 2010. These include improving the operational efficiency of our facilities while maintaining the flexibility to respond to market demand, continuing to manage for cash flow and liquidity and enhancing our ability to fully leverage our integrated business model.”
     Furman concluded, “Leveraging our strategic relationship with WL Ross, WLR-GBX, owned by affiliates of WL Ross & Co., was formed in April 2010 and purchased a used lease fleet of 4,000 railcars, which are managed by Greenbrier. The acquisition of this portfolio allows us to further scale our fleet management operations, a core competency of Greenbrier, and to participate in the economic performance and upside of this portfolio.”
Segment Details
     The Refurbishment & Parts segment, consisting of a network of 37 locations, repairs and refurbishes railcars, and provides wheel services and railcar parts across North America. Revenue for this segment in the current quarter was $112.2 million, compared to $120.2 million in the third quarter of 2009. The revenue decline was due to lower wheel sales volumes, partially offset by improved scrap metal pricing and a $.9 million gain from insurance proceeds associated with a fire in January 2009 at one of our facilities. Gross margin for the Refurbishment & Parts segment was 13.8% of revenues, compared to 12.8% of revenues in the prior comparable period.
     The Manufacturing segment consists of marine and new railcar production in North America and Europe. Manufacturing segment revenue for the third quarter was $77.9 million, compared to $106.0 million in the third quarter of 2009. Current quarter new railcar deliveries of 700 units were down from 800 units in the prior comparable period. Manufacturing gross margin for the third quarter was 11.5% of revenues, compared to 4.8% in the third quarter of 2009. The gross margin increase was primarily the result of a more favorable product mix and improved production efficiencies. In addition, the prior year’s third quarter was negatively impacted by the accrual of a $2.1 million obligation of guaranteed minimum earnings under a certain contract, whereas the current quarter was positively impacted by $.8 million in revenue related to the remarketing of railcars under the same contract. In late May 2010, Greenbrier implemented a 4-day work week at its marine barge operation to reduce production rates as a result of current market conditions.
     The Leasing & Services segment includes results from the Company-owned lease fleet of approximately 8,000 railcars and from fleet management services provided for approximately 225,000 railcars. Revenue for this segment was $21.4 million, compared to $18.3 million in the same quarter last year. This increase was attributable to pre-tax gains on the sale of leased equipment of $3.1 million in the quarter. Leasing & Services’ gross margin for the quarter was 53.6% of revenue, compared to 34.1% of revenue in the same quarter last year. The increase from the prior year’s third quarter was primarily a result of higher gains on sale of railcars from our lease fleet, which have no associated cost of revenue, increased lease fleet utilization and improved margins from management services mainly due to lower maintenance costs. Lease fleet utilization as of the end of the quarter was up sequentially to 94.5%, compared to 92.4% at February 28, 2010, and 92.1% at May 31, 2009.
     In April 2010, WL Ross-Greenbrier Rail Holdings I LLC (WLR-GBX), an entity owned by affiliates of W.L. Ross & Co., was formed and acquired, from a third party, a lease fleet of nearly 4,000 railcars valued at approximately $230 million. The Company paid a fee to WLR-GBX for the right to perform certain management and advisory services and in exchange will receive management and other fee income and incentive compensation tied to the performance of WLR-GBX. This fee is accounted for under the equity method.
     Selling and administrative costs were $17.5 million for the quarter, or 8.3% of revenues, versus $15.9 million, or 6.5% of revenues, for the same quarter last year. The increase from the prior period was primarily due to higher: travel and entertainment costs associated with increased activity levels, research & development costs in Europe associated with engineering and certification of new railcar designs, and IT and related costs associated with ongoing enterprise resource planning and improvement projects.
     Interest and foreign exchange expense was $9.5 million for the quarter, compared to $11.7 million for the same period in 2009. The decrease was principally due to a foreign exchange loss of $2.5 million in the prior comparable period, compared to a $0.1 million foreign exchange gain in the current quarter. In addition the current quarter included a net gain on extinguishment of debt of $1.3 million. These items were partially offset by noncash charges of $1.1 million in the current quarter for warrant amortization expense, which commenced in the fourth quarter of 2009.
Business Outlook
     Based on current industry trends, Greenbrier expects business visibility for the balance of 2010 to remain limited. Management continues to anticipate that revenues will be lower in 2010 compared to 2009. EBITDA excluding special charges, however, is expected to be modestly higher in 2010 compared to 2009, due in part to higher expected gross margins in Greenbrier’s Manufacturing segment. Similar to previous years, operating results for the second half of the year are anticipated to be stronger compared to the first half. While the outlook remains cautious in the near term, the Company continues to be optimistic about the long-term fundamentals that support rail and marine transportation.
Conference Call
     The Greenbrier Companies will host a teleconference to discuss third quarter results. Teleconference details are as follows:
•	Thursday, July 8, 2010

•	8:00 am Pacific Daylight Time

•	Phone : 1-630-395-0143, Password: “Greenbrier”

•	Real-time Audio Access: (“Newsroom” at http://www.gbrx.com)
     Please access the site 10 minutes prior to the start time. Following the call, a replay will be available on the same website for 30 days. Telephone replay will be available through July 24th at 203-369-3748.

About Greenbrier Companies
     Greenbrier (www.gbrx.com), headquartered in Lake Oswego, Oregon, is a leading supplier of transportation equipment and services to the railroad industry. The Company builds new railroad freight cars in its three manufacturing facilities in the U.S. and Mexico and marine barges at its U.S. facility. It also repairs and refurbishes freight cars and provides wheels and railcar parts at 37 locations across North America. Greenbrier builds new railroad freight cars and refurbishes freight cars for the European market through both its operations in Poland and various subcontractor facilities throughout Europe. Greenbrier owns approximately 8,000 railcars, and performs management services for approximately 225,000 railcars.
     “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release may contain forward-looking statements. Greenbrier uses words such as “anticipates,” “believes,” “forecast,” “potential,” “contemplates,” “expects,” “intends,” “plans,” “seeks,” “estimates,” “could,” “would,” “will,” “may,” “can,” and similar expressions to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause such a difference include, but are not limited to, turmoil in the credit markets and financial services industry; high levels of indebtedness and compliance with the terms of our indebtedness; write-downs of goodwill in future periods; sufficient availability of borrowing capacity; fluctuations in demand for newly manufactured railcars or failure to obtain orders as anticipated in developing forecasts; loss of one or more significant customers; customer payment defaults or related issues; actual future costs and the availability of materials and a trained workforce; failure to design or manufacture new products or technologies or to achieve certification or market acceptance of new products or technologies; steel price fluctuations and scrap surcharges; changes in product mix and the mix between segments; labor disputes, energy shortages or operating difficulties that might disrupt manufacturing operations or the flow of cargo; production difficulties and product delivery delays as a result of, among other matters, changing technologies or non-performance of subcontractors or suppliers; ability to obtain suitable contracts for the sale of leased equipment and risks related to car hire and residual values; difficulties associated with governmental regulation, including environmental liabilities; integration of current or future acquisitions; succession planning; all as may be discussed in more detail under the headings “Risk Factors” and “Forward Looking Statements” in our Annual Report on Form 10-K for the fiscal year ended August 31, 2009 and in our Quarterly Report on Form 10-Q for the fiscal quarter ended May 31, 2010, and in our prospectus supplement and other documents filed with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date hereof. Except as otherwise required by law, we do not assume any obligation to update any forward-looking statements.
     EBITDA is not a financial measure under GAAP. We define EBITDA as earnings from continuing operations before non-cash portion of special charges, interest and foreign exchange, taxes, depreciation and amortization. EBITDA is a liquidity measurement tool commonly used by rail supply companies and we use EBITDA in that fashion. You should not consider EBITDA in isolation or as a substitute for financial statement data determined in accordance with GAAP. In addition, because EBITDA is not a measure of financial performance under GAAP and is susceptible to varying calculations, the EBITDA measure presented may differ from and may not be comparable to similarly titled measures used by other companies.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	May 31,	August 31,
	2010	2009(1)
Assets
Cash and cash equivalents	$116,595	$76,187
Restricted cash	1,715	1,083
Accounts receivable	111,999	113,371
Inventories	166,582	142,824
Assets held for sale	23,011	31,711
Equipment on operating leases	304,560	313,183
Investment in direct finance leases	7,368	7,990
Property, plant and equipment, net	127,128	127,974
Goodwill	137,066	137,066
Intangibles and other assets	94,695	96,902

	$1,090,719	$1,048,291

Liabilities and Equity
Revolving notes	$11,753	$16,041
Accounts payable and accrued liabilities	179,248	170,889
Losses in excess of investment in de-consolidated subsidiary	15,313	15,313
Deferred income taxes	85,029	69,199
Deferred revenue	11,104	19,250
Notes payable	506,382	525,149

Stockholders’ equity —Greenbrier	272,711	223,726
Noncontrolling interest	9,179	8,724

Total equity	281,890	232,450

	$1,090,719	$1,048,291

[1]	As adjusted for the effects of Accounting Standards Codification (ASC) 470 – 20 Debt – Debt with Conversion and other Options with respect to the Company’s outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation – Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Operations
(In thousands, except per share amounts, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2010	2009(1)	2010	2009(1)
Revenue
Manufacturing	$77,877	$105,986	$226,020	$354,278
Refurbishment & Parts	112,186	120,190	299,497	374,150
Leasing & Services	21,392	18,272	57,582	59,281

	211,455	244,448	583,099	787,709

Cost of revenue
Manufacturing	68,931	100,847	206,386	359,772
Refurbishment & Parts	96,725	104,859	263,398	331,613
Leasing & Services	9,931	12,049	31,638	35,525

	175,587	217,755	501,422	726,910

Margin	35,868	26,693	81,677	60,799

Other costs
Selling and administrative	17,519	15,886	50,686	48,131
Interest and foreign exchange	9,536	11,710	33,053	32,627
Special charges	—	55,667	—	55,667

	27,055	83,263	83,739	136,425
Earnings (loss) before income taxes and loss from unconsolidated affiliates	8,813	(56,570)	(2,062)	(75,626)
Income tax benefit (expense)	(2,418)	5,217	1,025	11,820

Earnings (loss) before loss from unconsolidated affiliates	6,395	(51,353)	(1,037)	(63,806)

Loss from unconsolidated affiliates	(318)	(457)	(632)	(274)

Net earnings (loss)	6,077	(51,810)	(1,669)	(64,080)
Net (earnings) loss attributable to noncontrolling interest	(1,514)	687	(1,764)	1,606

Net earnings (loss) attributable to Greenbrier	$4,563	$(51,123)	$(3,433)	$(62,474)

Basic earnings (loss) per common share	$0.25	$(3.04)	$(0.20)	$(3.71)

Diluted earnings (loss) per common share	$0.23	$(3.04)	$(0.20)	$(3.71)

Weighted average common shares:
Basic	18,220	16,840	17,477	16,840
Diluted	20,058	16,840	17,477	16,840

(1)	As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options with respect to the Company’s outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements - an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Condensed Consolidated Statements of Cash Flows
(In thousands, unaudited)

	Nine Months Ended
	May 31,
	2010	2009(2)
Cash flows from operating activities
Net loss (1)	$(1,669)	$(64,080)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred income taxes	17,084	(11,538)
Depreciation and amortization	27,967	28,259
(Gain) loss on sales of equipment	(4,032)	63
Special charges	—	55,667
Accretion of debt discount	6,701	2,840
Gain on extinguishment of debt	(2,266)	—
Other	2,798	940
Decrease (increase) in assets:
Accounts receivable	(1,615)	58,068
Inventories	(25,943)	63,098
Assets held for sale	9,252	13,592
Other	4,419	218
Increase (decrease) in liabilities:	—
Accounts payable and accrued liabilities	11,352	(52,991)
Deferred revenue	(7,824)	(4,895)

Net cash provided by operating activities	36,224	89,241

Cash flows from investing activities
Principal payments received under direct finance leases	358	319
Proceeds from sales of equipment	14,794	4,488
Investment in unconsolidated subsidiary	(650)	—
Contract placement fee	(6,050)	—
Decrease (increase) in restricted cash	(632)	431
Capital expenditures	(28,266)	(33,505)

Net cash used in investing activities	(20,446)	(28,267)

Cash flows from financing activities
Changes in revolving notes	(2,130)	(28,184)
Net proceeds from issuance of notes payable	1,712	—
Repayments of notes payable	(28,357)	(15,348)
Net proceeds from equity offering	52,725	—
Dividends	—	(2,001)
Investment by joint venture partner	—	1,400
Other	28	2,909

Net cash provided by (used in) financing activities	23,978	(41,224)

Effect of exchange rate changes	652	(8,683)
Increase in cash and cash equivalents	40,408	11,067
Cash and cash equivalents
Beginning of period	76,187	5,957

End of period	$116,595	$17,024

(1)	Before net earnings/loss attributable to noncontrolling interest

(2) As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options with respect to the Company’s outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Three Months Ending
	May 31,
	2010	2009(2)
Cash flows from operating activities:
Net earnings (loss) (1)	$6,077	$(51,810)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Deferred income taxes	9,357	(14,345)
Depreciation and amortization	9,351	9,275
(Gain) loss on sales of equipment	(3,081)	421
Special charges	—	55,667
Accretion of debt discount	2,442	961
Gain on extinguishment of debt	(2,266)	—
Other	1,309	663
Decrease (increase) in assets:
Accounts receivable	1,298	29,366
Inventories	(11,343)	34,476
Assets held for sale	(2,609)	5,031
Intangibles and other	2,151	83
Increase (decrease) in liabilities:
Accounts payable and accrued liabilities	18,162	(30,912)
Deferred revenue	(2,414)	(5,457)

Net cash provided by operating activities	28,434	33,419

Cash flows from investing activities
Principal payments received under direct finance leases	123	108
Proceeds from sales of equipment	11,725	3,088
Purchase of property and equipment	(8,650)	(18,357)
Decrease (increase) of restricted cash	(566)	187
Contract placement fee	(6,050)	—
Investment in unconsolidated subsidiary	(200)	—

Net cash used in investing activities	(3,618)	(14,974)

Cash flows from financing activities:
Changes in revolving notes	(3,671)	(39,467)
Repayments of notes payable	(24,316)	(7,954)
Net proceeds from equity offering	52,725	—
Other	28	495

Net cash provided by (used in) financing activities	24,766	(46,926)

Effect of exchange rate changes	(894)	4,439
Increase (decrease) in cash and cash equivalents	48,688	(24,042)
Cash and cash equivalents
Beginning of period	67,907	41,066

End of period	$116,595	$17,024

(1)	Before net earnings/loss attributable to noncontrolling interest

(2) As adjusted for the effects of ASC 470 — 20 Debt — Debt with Conversion and other Options with respect to the Company’s outstanding convertible debt. This guidance was effective for the Company on September 1, 2009 and requires retrospective application. The prior year presentation was adjusted to conform to the adoption of ASC 810-10-65 Consolidation — Transition related to SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 51.

THE GREENBRIER COMPANIES, INC.
Supplemental Disclosure
Reconciliation of Net earnings (loss) attributable to Greenbrier to Adjusted EBITDA (1)
(In thousands, unaudited)

	Three Months Ended		Nine Months Ended
	May 31,		May 31,
	2010	2009	2010	2009
Net earnings (loss) attributable to Greenbrier	$4,563	$(51,123)	$(3,433)	$(62,474)
Interest and foreign exchange	9,536	11,710	33,053	32,627
Income tax expense (benefit)	2,418	(5,217)	(1,025)	(11,820)
Depreciation and amortization	9,351	9,274	27,967	28,259
Special charges (non-cash portion)	—	55,667	—	55,667

Adjusted EBITDA	$25,868	$20,311	$56,562	$42,259

(1)	“EBITDA” (earnings (loss) attributable to Greenbrier before the non-cash portion of special charges, interest and foreign exchange, taxes, depreciation and amortization) is a useful liquidity measurement tool commonly used by rail supply companies and Greenbrier. It should not be considered in isolation or as a substitute for financial statement data prepared in accordance with generally accepted accounting principles.
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